Exhibit 99.1

Press Release
Contact:
Charles F. Cargile, 949/863-3144
Newport Corporation, Irvine, CA
investor@newport.com
or
Dan Peoples, 858/552-8146
Makinson Cowell (US)

NEWPORT CORPORATION REPORTS
FIRST QUARTER 2010 RESULTS

-- 55.0% Year-Over-Year Increase in Orders --
-- 19.7% Year-Over-Year Increase in Sales --
-- Earnings per Diluted Share of $0.14 --

     Irvine, California – April 28, 2010 – Newport Corporation (NASDAQ: NEWP) today reported financial results for its first quarter ended April 3, 2010. The company noted the following highlights regarding its first quarter results:
  Received $124.6 million in new orders, representing a 15.1% sequential increase over the $108.3 million in orders recorded in the fourth quarter of 2009 and a 55.0% increase over the first quarter of 2009;

  Recorded $107.2 million in net sales, representing a 5.5% sequential increase over the $101.6 million recorded in the fourth quarter of 2009 and a 19.7% increase over the first quarter of 2009; and

  Achieved net income of $5.1 million, or $0.14 per diluted share.
     Robert J. Phillippy, Newport’s President and Chief Executive Officer, stated, “Newport produced solid profitability in the first quarter of 2010, demonstrating the positive impact of our streamlined cost structure and the successful integration of our New Focus acquisition. This performance, coupled with the excellent orders momentum that continued in the first quarter, has increased our expectations for 2010. We believe that we are very well positioned to achieve strong sales growth and significant profit leverage in this improving macroeconomic environment.”

Sales and Orders

     Sales in the first quarter of 2010 were $107.2 million, an increase of 19.7% compared with the $89.5 million recorded in the first quarter of 2009. New orders received in the first quarter of 2010 were $124.6 million, an increase of 55.0% compared with the $80.4 million received in the first quarter of 2009, and the highest quarterly level since the first quarter of 2008.

     The company’s sales and orders by end market were as follows:

(In thousands, except percentages, unaudited)	Three Months Ended		Percentage
	April 3,	April 4,	Change vs.
	2010	2009 ¹	Prior Period
Sales by End Market

Scientific research, aerospace and defense/security	$40,233	$36,414	10.5%
Microelectronics	28,182	18,623	51.3%
Life and health sciences	21,068	19,983	5.4%
Industrial manufacturing and other	17,667	12,586	40.4%
Tucson diode laser products (all markets) ²	-	1,930	-100.0%
Total	$107,150	$89,536	19.7%

Orders by End Market

Scientific research, aerospace and defense/security	$38,805	$32,237	20.4%
Microelectronics	47,219	12,829	268.1%
Life and health sciences	23,677	21,151	11.9%
Industrial manufacturing and other	14,932	12,254	21.9%
Tucson diode laser products (all markets) ²	-	1,915	-100.0%
Total	$124,633	$80,386	55.0%

Notes:
1	Certain prior period amounts have been reclassified to conform to the current period presentation.
2	Sales and orders in the first quarter of 2009 relating to the company’s Tucson diode laser operations, which it divested in July 2009, are shown separately to provide better comparability to the current year period.

     The company noted the following regarding its sales and orders results:
  Sales and orders increased in the first quarter of 2010 compared with the first quarter of 2009 in all of Newport’s end markets, led by a significant rebound in the company’s Microelectronics end market.

  Sequentially, sales increased 5.5% in the first quarter of 2010 compared with the fourth quarter of 2009, driven primarily by increases in the company’s Microelectronics and Industrial Manufacturing end markets. Similarly, orders increased 15.1% on a sequential basis compared with the fourth quarter of 2009, due primarily to higher orders from Microelectronics customers.

  Sales to and orders from semiconductor equipment customers, which are included in the company’s Microelectronics end market, were particularly strong in the first quarter. That industry, which has historically been very cyclical, has continued to rebound significantly from the low activity levels of the first half of 2009.

  The company’s book-to-bill ratio in the first quarter of 2010 was 1.16.
     Mr. Phillippy commented, “The strength of our orders in the first quarter of 2010 demonstrates our strong market position in an improving macroeconomic environment. We have achieved a number of new design wins over the past year, which we believe will generate significant incremental revenue in the future.”

Gross Margin

     The company's gross profit in the first quarter of 2010 was $43.0 million, or 40.2% of net sales, compared with $34.3 million, or 38.3% of net sales, in the first quarter of 2009. The increase in gross margin in the first quarter of 2010 was due primarily to improved absorption of manufacturing overhead resulting from the higher sales level, the benefit from its asset exchange with Oclaro and the positive impact of the company’s cost reduction initiatives. These increases were offset in part by a higher proportion of sales of lower margin products during the quarter and the negative impact from the strengthening U.S. Dollar versus the Euro.

Net Income

     Newport reported net income in the first quarter of 2010 of $5.1 million, or $0.14 per diluted share, compared with a net loss of $4.8 million, or $0.13 per share, in the first quarter of 2009. The company’s results for the first quarter of 2009 were negatively impacted by expenses related to cost reduction initiatives and other items that management considers to be outside of the company's core operating results, which were discussed in detail in the company’s press release announcing its results for that quarter. Excluding those charges, the improvement in the company’s profitability in the first quarter of 2010 compared with the prior year period was due primarily to the company’s reduced cost structure, and to the higher sales level.

Financial Outlook

     Commenting on the company’s financial outlook, Mr. Phillippy stated, “We expect our sales in the second quarter of 2010 to be similar to the strong first quarter level. Although it is difficult to predict the duration and extent of the current improvement in overall macroeconomic conditions, and specifically the rebound in the semiconductor equipment industry, due to our increasing backlog and current orders momentum, we now expect our sales for the full year of 2010 to be approximately 15% to 20% higher than the 2009 level. In addition, we expect our earnings per diluted share in the second quarter of 2010 to be approximately equal to the first quarter level, and then increase sequentially in the third and fourth quarters of 2010.”

ABOUT NEWPORT CORPORATION

     Newport Corporation is a leading global supplier of advanced-technology products and systems to customers in the scientific research, aerospace and defense/security, microelectronics, life and health sciences and precision industrial manufacturing markets. Newport’s innovative solutions leverage its expertise in photonics technologies, including lasers, photonics instrumentation, sub-micron positioning systems, vibration isolation, optical components and subsystems and precision automation, to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.

INVESTOR CONFERENCE CALL

     Robert J. Phillippy, President and Chief Executive Officer, and Charles F. Cargile, Senior Vice President and Chief Financial Officer, will host an investor conference call today, April 28, 2010, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to review the company’s results for the first quarter of 2010 and its outlook for the second quarter and full year 2010. The call will be open to all interested investors through a live audio web broadcast via the Internet at www.newport.com/investors and www.earnings.com. The call also will be available to investors and analysts by dialing 888-791-4305 within the U.S. and Canada or 913-312-0833 from abroad. The webcast will be archived on both websites and can be reached through the same links. A telephonic playback of the conference call will be available beginning at 8:00 p.m. Eastern time on Wednesday, April 28, 2010, and continue through 8:00 p.m. Eastern time on Wednesday, May 5, 2010. The replay can be accessed by calling 888-203-1112 within the U.S. and Canada and 719-457-0820 from abroad. The replay passcode is 1905434.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements, including without limitation statements regarding the company’s general financial outlook for 2010, including strong sales growth and significant profit leverage and incremental future revenue generated by new design wins, its expected sales level in the second quarter of 2010, its expectations regarding revenue growth in the full year 2010 compared with 2009, its expected profitability in the second quarter of 2010 and its expectation of sequentially increasing profitability in the second half of 2010. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Assumptions relating to the foregoing involve judgments and risks with respect to, among other things, the strength of business conditions in the industries Newport serves, particularly the semiconductor industry; Newport's ability to successfully penetrate and increase sales to its targeted end markets, particularly to photovoltaic customers and the life and health sciences market; the levels of private and governmental research funding worldwide; potential order cancellations and push-outs; potential product returns; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products will continue to achieve customer acceptance; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Certain of these judgments and risks are discussed in more detail in Newport's Annual Report on Form 10-K for the year ended January 2, 2010. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

###

Newport Corporation
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	April 3,	April 4,
(In thousands, except per share amounts)	2010	2009
Net sales	$107,150	$89,536
Cost of sales	64,112	55,229
Gross profit	43,038	34,307

Selling, general and administrative expenses	26,098	27,487
Research and development expense	9,471	9,355
Operating income (loss)	7,469	(2,535)

Interest and other expense, net	(1,837)	(2,119)
Income (loss) before income taxes	5,632	(4,654)

Income tax provision, net	578	164
Net income (loss)	$5,054	$(4,818)

Net income (loss) per share:
Basic	$0.14	$(0.13)
Diluted	$0.14	$(0.13)

Shares used in the computation of net income (loss) per share:
Basic	36,372	36,066
Diluted	37,261	36,066

Other operating data:
New orders received during the period	$124,633	$80,386
Backlog at the end of period scheduled to ship within 12 months	$114,459	$99,282

Newport Corporation
Consolidated Balance Sheets
(Unaudited)

	April 3,	January 2,
(In thousands)	2010	2010
ASSETS
Current assets:
Cash and cash equivalents	$86,672	$87,727
Marketable securities	51,847	54,196
Accounts receivable, net	72,634	72,553
Notes receivable, net	2,788	2,264
Inventories, net	88,405	89,908
Deferred income taxes	4,774	4,835
Prepaid expenses and other current assets	11,588	13,963
Total current assets	318,708	325,446

Property and equipment, net	51,212	52,901
Goodwill	69,932	69,932
Deferred income taxes	4,017	4,437
Intangible assets, net	27,334	28,166
Investments and other assets	14,930	12,525
	$486,133	$493,407
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term obligations	$8,758	$11,056
Accounts payable	25,814	24,312
Accrued payroll and related expenses	16,996	22,231
Accrued expenses and other current liabilities	29,180	31,337
Total current liabilities	80,748	88,936

Long-term debt	122,157	121,231
Obligations under capital leases, less current portion	1,124	1,231
Accrued pension liabilities	11,303	10,215
Other liabilities	16,244	17,158

Stockholders’ equity	254,557	254,636
	$486,133	$493,407